Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS THIRD QUARTER RESULTS

Net Income Rises 28% on 11% Sales Increase

Newport Beach, CA – November 7, 2007 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter Financial Highlights – versus fiscal 2006 third quarter

•	Net sales increased 11% to $56.6 million.

•	Operating income grew 32% to $10.0 million.

•	Net income was $5.4 million, up 28%.

•	Earnings per diluted share were $0.20, up from $0.16 in the comparable period of 2006.

Nine-Month Financial Highlights – versus fiscal 2006 nine-month period

•	Net sales increased 6% to $147.6 million.

•	Operating income rose 25% to $23.2 million.

•	Net income increased 11% to $11.2 million.

•	Earnings per diluted share were $0.41, up from $0.37 in the 2006 nine-month period.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to report continued sales and earnings growth for the third quarter. Impact® sales again grew substantially, as this extremely effective corn herbicide continues to gain share based on its superior performance and value. Counter®, our newest systemic insecticide / nematicide, and Thimet®, our branded phorate insecticide, both contributed significantly to quarterly results and each remains on-track for a strong finish in 2007. Sales of Bidrin®, our cotton insecticide, were up during the third quarter as pest pressure increased, however, year-to-date sales remain down due to the acreage shift this season from cotton to corn. Sales of Dibrom®, our mosquito adulticide, suffered during the quarter, as drought in the southeast U.S. resulted in significantly reduced demand.”

Mr. Wintemute concluded, “We anticipate further top and bottom-line growth during the balance of 2007, driven by sales of our corn soil insecticide and fumigant products. Additionally, we continue to be very optimistic about American Vanguard’s long-term position in the dynamic crop protection market. Among the many reasons:

•	Our management team’s proven ability to acquire, license and build upon niche product lines.

•	The benefits gained by utilizing our portfolio of granular insecticide products and our proprietary closed delivery systems.

•	Continued growth in the corn herbicide market, as Impact® demonstrates its ability on “tough-to-control” weeds.

•	American Vanguard’s ability to leverage low-cost, high-quality U.S. manufacturing capabilities.

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The Company’s potential for international growth in coming years, spearheaded by our own efforts, as well as possible collaboration with other companies to incrementally expand our global sales presence.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00pm ET on Wednesday, November 7, 2007. Interested parties may participate in the call by dialing 706-679-3155 – please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 22706804). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
williamk@amvac-chemical.com		LMortman@equityny.com
(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the three months ended September 30		For the nine months ended September 30
	2007	2006	2007	2006
Net sales	$56,641	$51,244	$147,575	$138,709
Cost of sales	32,480	28,917	82,770	80,417

Gross profit	24,161	22,327	64,805	58,292
Operating expenses	14,145	14,735	41,621	39,773

Operating income	10,016	7,592	23,184	18,519
Interest expense	1,105	717	4,808	2,347
Interest income	(70)	(6)	(103)	(29)
Interest capitalized	—	(200)	(30)	(530)

Income before income taxes	8,981	7,081	18,509	16,731
Income tax expense	3,534	2,832	7,345	6,692

Net income	$5,447	$4,249	$11,164	$10,039

Earnings per common share—basic (1)	$.21	$.16	$.42	$.39

Earnings per common share—assuming dilution (1)	$.20	$.16	$.41	$.37

Weighted average shares outstanding—basic (1)	26,382	26,081	26,273	25,871

Weighted average shares outstanding—assuming dilution (1)	27,449	27,258	27,355	27,237

(1)	2006 nine-month period retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.